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                     April 27, 2020

       Donald Rush
       Chief Financial Officer and Executive Vice President
       CNX Resources Corp
       1000 CONSOL Energy Drive, Suite 400
       Canonsburg, Pennsylvania 15317-6506

                                                        Re: CNX Resources Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            10-K filed February
10, 2020
                                                            File No. 001-14901

       Dear Mr. Rush:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation